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                                                                  EXHIBIT 11.1

                        FHP INTERNATIONAL CORPORATION
              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                               (unaudited)



                                                            For The
(amounts in thousands,                                Three Months Ended
except per share data)                                    September 30,
                                                       1996           1995
                                                    ---------       --------
    Primary earnings per share
        attributable to Common Stock:
            Net income attributable to
              Common Stock                          $  16,969       $  7,320
                                                    ---------       --------
                                                    ---------       --------
        Weighted average number of
          common shares and common
          share equivalents:

                Common Stock                           40,936         40,249
                Assumed exercise of options             1,123            767
                                                    ---------       --------

                    Total shares                       42,059         41,016
                                                    ---------       --------
                                                    ---------       --------
            Primary earnings per share
              attributable to Common Stock            $  0.40       $   0.18
                                                    ---------       --------
                                                    ---------       --------
        Fully diluted earnings per share:

            Net income attributable to
                Common Stock assuming
                conversion of Series A
                Cumulative Convertible
                Preferred Stock                     $  23,544       $ 13,878
                                                    ---------       --------
                                                    ---------       --------
            Weighted average number of
              common shares and common
              share equivalents:

                Common Stock                           40,936         40,249
                Assumed exercise of options             1,396            772
                Assumed conversion of
                  Series A Cumulative
                  Convertible Preferred Stock          16,968         16,968
                                                    ---------       --------
                Total shares, assuming
                    full dilution                      59,300         57,989
                                                    ---------       --------
                                                    ---------       --------
        Fully diluted earnings per share              $  0.40       $   0.24(1)
                                                    ---------       --------
                                                    ---------       --------


(1) This computation is submitted in accordance with Regulation S-K,
    Item 601(b)(11) although it is contrary to paragraph 40 of Accounting Principles Board Opinion No. 15 because it produces an anti-dilutive result.


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